EXHIBIT 99.1

Intelligent Systems to Explore Strategic Initiatives

NORCROSS, Ga., Dec. 17, 2014 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) today confirmed that it intends to more actively explore strategic alternatives to enhance shareholder value. Management has historically articulated a strategy to both invest in new technologies or companies (and has supported an incubator program since the late '90s) and to sell off assets or subsidiaries, either in whole or in part, when the Board and Management determine it is in our shareholders' best interests. The company regularly considers a broad range of strategic alternatives with the goal of enhancing shareholder value.

Today, the company's two major operating businesses are ChemFree Corporation and CoreCard Software, as well as minority investments in several other companies. Recently, the company has been approached with indications of interest for both of our major subsidiaries.  No due diligence has transpired nor have any agreements been reached. However, we believe there is sufficient interest that more comprehensive discussions are likely which may result in formal due diligence with respect to one or both businesses.

Because of the relative sizes of the two businesses, a transaction involving either one would have a substantial impact on the company in many ways. If a cash transaction occurred, the company would expect to have cash in excess of what is required for operating the remaining subsidiary. Therefore we would have to consider whether to invest in something new or return cash to our shareholders. If both businesses were sold in the near term (a prospect we do not consider likely but it cannot be dismissed), a decision would then be made as to whether to continue operations or to liquidate the company and provide the proceeds from the sale(s) to the shareholders.

One of the reasons for issuing this release at this time (in addition to recent indications of interest) is that TheStreet Ratings last week listed INS as a sell recommendation and we believe investors may not be aware of the regular and on-going management efforts to increase shareholder value.  Leland Strange, President and CEO, who is a significant holder of INS stock, stated, "I believe the intrinsic value of the company is higher than the current trading range of our shares would indicate, while recognizing that nothing is certain until a transaction proves otherwise.  We are constantly looking at ways to capitalize on our investments and will continue to do so."

The company does not have a definitive timetable for exploring these strategic alternatives and it does not intend to provide updates or comment further regarding this process unless a specific transaction is approved by the Board of Directors or the review process is concluded.  It is possible that this consideration of strategic alternatives will lead to the conclusion that the company's shareholders are best served by continuing to own and operate our current businesses for the present time.

For further information about our business, operating companies and industry sectors, investors may read the company's Form 10-Q and Form 10-K filings at www.sec.gov or www.intelsys.com.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on our website at www.intelsys.com or by calling us at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONTACT: Bonnie Herron
         770-564-5504
         bherron@intelsys.com